SCHEDULE 13G

                                 (Rule 13d-102)

           Information to be included in Statements Filed Pursuant to
                Rule 13d-1(b),(c) and (d) and Amendments Thereto
                          Filed Pursuant to Rule 13d-2


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                    Under the Securities Exchange Act of 1934


                            MAGNA ENTERTAINMENT CORP.
                                (Name of Issuer)

                        Class A Subordinate Voting Stock
                         (Title of Class of Securities)

                                    559211107
                                 (CUSIP Number)


                                  June 2, 2003
             (Date of Event which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

                               [_] Rule 13d-1 (b)

                               [x] Rule 13d-1 (c)

                               [_] Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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


--------------------------------------------------------------------------------
  CUSIP No. 559211107
                                                  13G         Page 2 of 9 Pages

================================================================================

(1)          Names of Reporting Persons/I.R.S. Identification Nos.
             of Above Persons (Entities Only)

             Bank Austria Creditanstalt AG
--------------------------------------------------------------------------------

(2)          Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [_]
                                                                       (b) [x]
--------------------------------------------------------------------------------

(3)          SEC Use Only

--------------------------------------------------------------------------------

(4)          Citizenship or Place of Organization

             Austria
--------------------------------------------------------------------------------
                                              (5)    Sole Voting Power

                                                     0
   Number of                                  ---------------------------------
Shares Beneficially                           (6)    Shared Voting Power
     Owned
    by Each                                          10,638,298
   Reporting                                  ---------------------------------
  Person With                                 (7)    Sole Dispositive Power

                                                     0
                                             ----------------------------------
                                              (8)    Shared Dispositive Power

                                                     10,638,298
-------------------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person
             10,638,298
-------------------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                     (See Instructions)  [_]
-------------------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)
             17.9%
-------------------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)
             BK
===============================================================================


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


-------------------------------------------------------------------------------
  CUSIP No. 559211107
                                                  13G         Page 3 of 9 Pages

===============================================================================

(1)          Names of Reporting Persons/I.R.S. Identification Nos.
             of Above Persons (Entities Only)

             Bayerische Hypo-und Vereinsbank Aktiengesellschaft
-------------------------------------------------------------------------------

(2)          Check the Appropriate Box if a Member of a Group
             (See Instructions)                                        (a) [_]
                                                                       (b) [x]

-------------------------------------------------------------------------------

(3)          SEC Use Only

-------------------------------------------------------------------------------

(4)          Citizenship or Place of Organization

             Germany
-------------------------------------------------------------------------------
                                              (5)    Sole Voting Power

                                                     0
    Number of                                 ---------------------------------
Shares Beneficially                           (6)    Shared Voting Power
      Owned
     by Each                                         10,638,298
    Reporting                                 ---------------------------------
   Person With                                (7)    Sole Dispositive Power

                                                     0
                                              ---------------------------------
                                              (8)    Shared Dispositive Power

                                                     10,638,298
-------------------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person
             10,638,298
-------------------------------------------------------------------------------
10)          Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                     (See Instructions)  [_]
-------------------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)
             17.9%
-------------------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)
             BK
===============================================================================


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


Item 1(a).        Name of Issuer:

                  Magna Entertainment Corp. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  337 Magna Drive
                  Aurora, Ontario
                  L4G 7K1
                  Canada

Item 2(a).        Name of Persons Filing:

                  This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

                  1.    Bank Austria Creditanstalt AG; and

                  2.    Bayerische Hypo-und Vereinsbank Aktiengesellschaft.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  The addresses of the Reporting Persons are as follows:

                  1. The principal business address and principal office address of Bank Austria Creditanstalt
                          AG is A-1030 Vienna, Vordere Zollamlsstrasse 13; and

                  2. The principal business address and principal office address of Bayerische Hypo-und Vereinsbank Aktiengesellschaft is Bayerische Hypo-und Vereinsbank AG, Am Tucherpark 1, D-80538, Munchen.

Item 2(c).        Citizenship:

                  Not applicable.

Item 2(d).        Title of Class of Securities:

                  Class A Subordinate Voting Stock (the "Common Stock").

Item 2(e).        CUSIP Number:

                  559211107.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check


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

                  whether the person filing is a:

(a)      [_]      Broker or Dealer registered under Section 15 of the Act
                  (15 U.S.C. 78o);

(b)      [_]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);


(c)      [_]      Insurance Company as defined in section 3(a)(19) of
                  the Act (15 U.S.C. 78c);

(d)      [_]      An  Investment  Company  registered  under  section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)      [_]      An investment adviser in accordance with
                  ss.240.13d-1(b)(1)(ii)(E);

(f)      [_]      An employee benefit plan or endowment fund in
                  accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)      [_]      A parent holding company or control person, in
                  accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)      [_]      A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)      [_]      A church plan that is excluded from the definition of
                  an investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)      [_]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a) The Reporting Persons beneficially own an aggregate of 10,638,298 shares of Common Stock.

                  (b) The Reporting Persons' beneficial ownership of 10,638,298 shares of Common Stock constitute in the aggregate 17.9% of all of the outstanding shares of Common Stock.

                  (c) Number of shares as to which the Reporting Person has:

                         (i) Sole power to vote or direct the vote:

                             Nil.


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

                        (ii) Shared power to vote or direct the vote:

                             The Reporting Persons have the shared power to vote or direct the vote of 10,638,298 shares of Common Stock.

                       (iii) Sole power to dispose or to direct the
                             disposition:

                             Nil.

                        (iv) Shared power to dispose or to direct the
                             disposition:

                             The Reporting Persons have the shared power to dispose or direct the disposition of 10,638,298 shares of Common Stock.

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.


Item 10. Certification:

     By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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


                                   SIGNATURES
                                   ----------


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated:  February 17, 2004


                                              BANK AUSTRIA CREDITANSTALT AG


                                              By:/s/ Peter Kadletz
                                                 ------------------------------
                                              Name:  Peter Kadletz
                                              Title: Managing Director


                                              By:/s/ Ingo Bleier
                                                 ------------------------------
                                              Name:  Ingo Bleier
                                              Title: Deputy Managing Director


                                              BAYERISCHE HUPO-UND VEREINSBANK
                                              AKTIENGESELLSCHAFT


                                              By:/s/ Gunter Ernst
                                                 ------------------------------
                                              Name:  Gunter Ernst
                                              Title: Director


                                              By:/s/ Wolfgang Kuske
                                                 ------------------------------
                                              Name:  Wolfgang Kuske
                                              Title: Vice President


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



                                                                      EXHIBIT A
                                                                      ---------

                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Magna Entertainment Corp. dated February 17, 2004 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated:  February 17, 2004

                                              BANK AUSTRIA CREDITANSTALT AG


                                              By:/s/ Peter Kadletz
                                                 ------------------------------
                                              Name:  Peter Kadletz
                                              Title: Managing Director


                                              By:/s/ Ingo Bleier
                                                 ------------------------------
                                              Name:  Ingo Bleier
                                              Title: Deputy Managing Director


                                              BAYERISCHE HUPO-UND VEREINSBANK
                                              AKTIENGESELLSCHAFT


                                              By:/s/ Gunter Ernst
                                                 ------------------------------
                                              Name:  Gunter Ernst
                                              Title: Director


                                              By:/s/ Wolfgang Kuske
                                                 ------------------------------
                                              Name:  Wolfgang Kuske
                                              Title: Vice President



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


                                                                      EXHIBIT B
                                                                      ---------



                     IDENTIFICATION OF MEMBERS OF THE GROUP


Bank Austria Creditanstalt AG
Bayerische Hypo-und Vereinsbank Aktiengesellschaft









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